EXHIBIT 21


                     LIST OF SUBSIDIARIES OF THE COMPANY


      Name                      Jurisdiction of Organization
      ----                      ----------------------------

      Bank Rhode Island                 Rhode Island
      BRI Statutory Trust I              Connecticut
      BRI Statutory Trust II             Connecticut
      BRI Investment Corp.              Rhode Island


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